UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

TRISTAR WELLNESS SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-29981	91-2027724
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Saugatuck Ave.

Westport CT 06880

(Address of principal executive offices) (zip code)

(203) 226-4449

(Registrant's telephone number, including area code)

______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 -- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1.	On June 30, 2015, Mr. Frederick A. Voight resigned his positions as our Chief Investment Officer and as a member of our Board of Directors. Mr. Voight did not hold any positions on any Board committees at the time of his resignation. We are not aware of any disagreements Mr. Voight had with us required to be disclosed under this Item. We will (i) provide Mr. Voight with a copy of this disclosure in Item 5.02 the same day we file this Form 8-K with the Commission; and (ii) provide Mr. Voight with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether he agrees with the statements made by us in response to this Item 5.02 and, if not, stating the respects in which he does not agree; and (iii) file any letter received by us from Mr. Voight with the Commission as an exhibit by an amendment to this Form 8-K within two business days after receipt by us.

2.	On June 30, 2015, our Board of Directors appointed Michel Boileau, M.D. and Stuart Sands as members of our Board of Directors, effectively immediately, to serve until the next annual meeting of our shareholders or until their successors have been elected and qualified, or until they resign or are removed.

Michel Boileau, M.D. has been a member of our Board of Directors since June 30, 2015. Dr. Boileau is a board certified urologist and experienced physician executive. From 2011 through 2014, Dr. Boileau served as the Chief Clinical Officer for St. Charles Health System, a four hospital system, with 350 beds and approximately 3,000 employees, serving central and eastern Oregon. In this role he developed a strong background in patient safety and quality, as well as clinical integration, joint ventures with external partners, physician engagement, and interprofessional education and research. Additionally, he assisted in setting up education and/or research partnerships with the two medical schools in Oregon and with Oregon State University. Currently, Dr. Boileau is the Senior Administrative Advisor to St. Charles Health System. From 2009 through 2011, Dr. Boileau was on the founding committee and was Chair of Physician Hospital Alignment of Central Oregon, where he led the hospital system reorganization with a focus on clinical integration and enhanced physician engagement. From 1987 through 2014, Dr. Boileau managed a community urology medical practice, including being the managing partner of Bend Urology Associates from 1991 to 2011. Dr. Boileau received his Bachelor of Arts (Biology) from Whitman College in 1969, received his Doctor of Medicine from Oregon Health Sciences University in 1973, served his internship in internal medicine at Northwestern Memorial Hospital from 1973-1974, served his residency in urology at Oregon Health Sciences University from 1974-1979, and served his fellowship in urologic oncology at M.D. Anderson Tumor Institute from 1979-1980. Dr. Boileau's extensive experience in the healthcare field, as well as his experience in managerial positions, makes him an ideal Director for our company.

We have a Consulting Services Agreement with Dr. Boileau, entered into on March 5, 2015, under which Dr. Boileau provides support and information to HemCon's senior executive officers regarding expanding current products, new product development and present medical practices/healthcare policies. In exchange for Dr. Boileau's services under the agreement, we issued him warrants to purchase shares of our common stock, which warrants are exercisable immediately and expire on April 7, 2019. Dr. Boileau does not own any of our shares or other securities, except the warrants listed herein. Dr. Boileau is not currently receiving any compensation for serving as a member of our Board of Directors.

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Stuart Sands has been a member of our Board of Directors since June 30, 2015. Mr. Sands is the Chief Financial Officer and Chief Operating Officer at HemCon Medical Technologies, Inc., our wholly-owned subsidiary. Mr. Sands joined HemCon in 2008 with the acquisition of the Irish medical device company Alltracel Pharmaceuticals Plc. Prior to his appointment as Chief Operating Officer, Mr. Sands operated solely as the company's Chief Financial Officer. Mr. Sands has been, and continues to be, instrumental in all corporate finance initiatives at HemCon, including capitalizing on maximizing asset realization and the acquisition of HemCon by us in May 2013. Mr. Sands has executed numerous M&A transactions during his tenure with Alltracel Pharmaceutical Plc. Before joining HemCon, he worked for Global Enterprises, Ernst and Young and Tesco Plc. Mr. Sands received his Bachelor's degree in Accounting and Finance from Dublin City University, in Dublin, Ireland and he is also a Fellow of the Institute of Chartered Accountant in Ireland (FCA). He is currently completing a Master's in Business Administration from Babson College, in Wellesley, MA. Mr. Sands' more than 15 years of experience in finance gained both through public accounting and in the industry makes him an ideal Director for our company.

Mr. Sands does not own any of our shares or other securities. Mr. Sands is not currently receiving any compensation for serving as a member of our Board of Directors.

Section 8 -- Other Events

Item 8.01 -- Other Events

On July 1, 2015, we agreed to sell all of our assets related to the Beaute de Maman ("BDM") product line, which is a line of skincare and other products specifically targeted for pregnant and nursing women, to Intelero Corp., a company unrelated to our company. As stated in our most recent Annual Report on Form 10-K, we have not been focusing our resources on the BDM product line and did not plan to do so for the foreseeable future. Under the agreement to sell the assets related to the BDM product line, in exchange for the assets we are receiving a One Hundred Fifty Thousand ($150,000) principal amount promissory note at eight percent (8%) interest that matures in twenty-four (24) months and is secured by the BDM product line assets.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TriStar Wellness Solutions, Inc. a Nevada corporation

Dated: July 7, 2015	By:	/s/ Michael Wax
	Name:	Michael Wax
	Its:	Interim Chief Executive Officer

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